SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
December 2, 2009 (November 25, 2009)

General Environmental Management, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State of Other Jurisdiction of Incorporation)	33-55254-38 (Commission File Number)	87-0485313 (IRS Employer Identification No.)

3191 Temple Avenue, Suite 250 Pomona, California 91768
(Address of Principal Executive Offices) (Zip Code)

(909) 444-9500
(Registrant's Telephone Number, Including Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]   Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c)

Item 1.01   Entry into a Material Definitive Agreement

On November 25, 2009, General Environmental Management, Inc., a Nevada corporation (“Company”) entered into a Stock Purchase Agreement ("Purchase Agreement") with Luntz Acquisition (Delaware), LLC, ("Luntz") a subsidiary of PSC Environmental Services, LLC (“PSC”), pursuant to which the Company has agreed to sell General Environmental Management, Inc. (DE) and its subsidiaries, which include five service centers, the TSDF of GEM Rancho Cordova LLC, and the Island Environmental Services business. Consideration for the sale will be cash in the aggregate amount of $14 million and the assumption by Luntz of approximately $1.1 million of long term lease obligations. The final purchase price will be subject to an adjustment based on the computation of net working capital at closing. PSC is a leading provider of industrial cleaning, environmental, remediation, and transportation services. GEM Delaware, a subsidiary of the Company, is a full-service hazardous waste management and environmental services firm with locations in the western United States.

The closing ("Closing") of the sale is subject to the approval of shareholders and other customary closing conditions. The Company’s Board of Directors has unanimously approved the Purchase Agreement and adopted resolutions recommending shareholder approval. The Company will hold a shareholder’s meeting to submit the Purchase Agreement for approval.  The Closing will be on or prior to March 1, 2010.

Luntz will retain a minimum of $1.0 million for the one year period following the Closing, to assure payment of certain of the Company’s indemnification obligations, if any, arising under the Purchase Agreement and the related ancillary agreements. The net cash proceeds from the transaction will be used by the Company to retire senior debt and to pursue its strategy in the water treatment and waste-to-energy markets. Total reduction in indebtedness to the Company’s senior lender could amount to more than $9 million. The Company does not currently intend to distribute any proceeds from the transaction to the Company’s stockholders.

The Purchase Agreement may be terminated by either Luntz or the Company if the Closing has not occurred by March 12, 2010 or upon the occurrence of certain events as set forth in the Purchase Agreement.

The foregoing description of the sale of GEM Delaware does not purport to be a complete statement of the parties’ rights under the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed with this Current Report as Exhibit 10.38  and is incorporated by reference herein.

On December 2, 2009, the Company issued a press release announcing the signing of the Purchase Agreement. This press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

See Item 1.01

Item 9.01 Financial Statements and Exhibits

Attached to this report is the Stock Purchase Agreement and the press release issued by the Company announcing the transaction.

Exhibit No.       Description

   10.38                      Stock Purchase Agreement dated November 25, 2009

    99.1                       Press Release dated December 2, 2009

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Environmental Management, Inc

Date: December 2, 2009	By:	/s/ Timothy Koziol
Timothy Koziol, Chief Executive Officer